Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK INCOME TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest	457(o)			$1,000,000	$153.10	$153.10

	Other	Rights to Purchase Common Shares of Beneficial Interest(1)	–			–

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts						$1,000,000		$153.10

Total Fees Previously Paid								$0

Total Fee Offsets

Net Fee Due								$153.10
(1)

No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase shares of beneficial interest, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.